SUB-ITEM 77K: Changes in registrant's certifying accountant.

Ernst & Young LLP ("E&Y LLP") were previously the independent registered public accounting firm for the Zacks Multi-Cap Opportunities Fund (formerly, the Claymore/Zacks Multi-Cap Opportunities Fund) (the "Fund"). The decision to change accounting firm was resolved by the Board of Trustees in the meeting on December 3, 2007 and Tait, Weller & Baker LLP were appointed as the independent registered public accounting firm. E&Y LLP had served as independent registered public accounting firm for the fiscal period ended November 30, 2006. The audit report of E&Y LLP on the financial statements of the Fund for the period from December 5, 2005 (commencement of investment operations) through November 30, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of the period ended November 30, 2006 and the subsequent interim period through December 3, 2007, there were no disagreements with E&Y LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The Registrant represents that it had not consulted with Tait, Weller & Baker at any time prior to their engagement with respect to the application of accounting principles to a specified transaction, either completed or proposed: or the type of audit opinion that might be rendered on the Registrant's financial statements.
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ERNST & YOUNG Letterhead


January 28, 2008


Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549


We have read Item 77K of Form N-SAR for the fiscal year ended November 30, 2007, of Zacks Multi-Cap Opportunities Fund (formerly, the Claymore/Zacks Multi-Cap Opportunities Fund) and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                               /s/ Ernst & Young LLP